EXHIBIT 5


                     [Letterhead of Davis Polk & Wardwell]


                                 May 29, 1997



CVS Corporation
One CVS Drive
Woonsocket, RI  02895

Ladies and Gentlemen:

               We have acted as special counsel to CVS Corporation ("CVS") in connection with CVS' Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration by CVS of (i) shares (the "CVS Plan Shares") of common stock, par value $.01 per share ("CVS Common Stock"), of CVS to be issued pursuant to the CVS 1997 Incentive Compensation Plan and (ii) shares (the "CVS/Revco Plan Shares", and together with the CVS Plan Shares, the "Shares") of CVS Common Stock to be issued upon exercise of Adjusted Options that replace Revco Stock Options under Revco's 1992 Long-Term Incentive Plan and Revco's 1992 Non-Employee Directors' Stock Option Plan pursuant to Section 1.04 of the Agreement and Plan of Merger dated as of February 6, 1997, as amended as of March 19, 1997, among CVS, Revco D.S., Inc. and North Acquisition Corp. (the "Merger Agreement"). Capitalized terms used herein and not otherwise defined have the meaning ascribed thereto in the Merger Agreement.

               We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion.

               In rendering this opinion we have assumed that prior to the issuance of any of the Shares the Registration Statement, as then amended, will have become effective under the Securities Act.

               On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized, and (i) the CVS Plan Shares, when issued and delivered in accordance with the terms and conditions of the CVS 1997 Incentive Compensation Plan, will be validly issued, fully paid and non-assessable, and (ii) the CVS/Revco Plan Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement and the applicable plan, will be validly issued, fully paid and non-assessable.

               We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,


                                     Davis Polk & Wardwell